Exhibit d(iv)

Contract Number: [ 1234567 ]

AMENDATORY AGREEMENT

Effective Date: April 1, 2011

The following provisions of this contract are amended:

4.4    ALLOCATION OF PREMIUMS

In Section 4.4 ALLOCATION OF PREMIUMS, the first paragraph is amended to read:

Net Premiums are allocated to the subaccounts of the Variable Account and to the Fixed Account according to the premium allocation percentages you select for this contract. Premiums received before the Contract Date are applied on the Contract Date. After the Contract Date, premiums are applied at the end of the Valuation Period during which we receive them.

5.4a    Death Benefit Guarantee Requirements

In Section 5.4a Death Benefit Guarantee Requirements, item (2) is amended to read:

2)	Is the sum of Death Benefit Guarantee Premiums for that Death Benefit Guarantee from the Date of Issue through that Monthly Anniversary. If this contract includes a disability waiver of monthly deduction benefit, the Death Benefit Guarantee Premium will not be added to this sum on any Monthly Anniversary on which we waive or credit the Monthly Deduction under that rider.

8.3    PARTIAL SURRENDERS

In Section 8.3 PARTIAL SURRENDERS, the last sentence in item (3):

Any Decrease Charge will be deducted from the subaccounts of the Variable Account and from the Fixed Account according to their Account Ratios on the effective date of the surrender;

Is amended to read:

Any Decrease Charge will be deducted from the subaccounts of the Variable Account and from the Fixed Account using the same ratios as used for the Partial Surrender;

9.1    MONTHLY DEDUCTIONS

In Section 9.1 MONTHLY DEDUCTIONS, the sentence:

If the Monthly Anniversary is not a Valuation Day, the Monthly Deduction will be calculated using accumulation unit values determined at the end of the preceding Valuation Period.

Is amended to read:

If the Monthly Anniversary is not a Valuation Day, the Monthly Deduction will be calculated using accumulation unit values determined at the end of the Valuation Period during which the Monthly Deduction is made.

Signed for Thrivent Financial for Lutherans

President

Secretary

V-VQ-VUL-AMEND (10)